Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, November 7 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	888/391-0108 or 212/231-2924 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21541763 (through November 14)

Carmike Cinemas Q3 Adjusted EBITDA Increases 56%

- Average Attendance Per Screen Rises 8 Percent for Second Straight Quarter -

- Concessions/Other Revenue Increases 14.4% Year-over-Year -

COLUMBUS, GA – November 7, 2011 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three and nine months ended September 30, 2011, as summarized below.

SUMMARY FINANCIAL DATA

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2011	2010	2011	2010
Total revenue	$134.0	$123.5	$362.1	$372.8
Operating income	13.8	6.7	26.8	18.6
Interest expense	8.1	8.8	25.8	27.5
Theatre level cash flow (1)	26.6	18.6	67.5	60.3
Net income (loss)	3.1	0.5	(9.4)	(9.4)
Adjusted net income (loss) (1)	3.1	0.8	(6.5)	(2.0)
Adjusted EBITDA (1)	22.1	14.2	53.8	46.6

(in millions)	September 30, 2011	December 31, 2010
Total debt (1)	$326.2	353.4
Net debt (1)	$307.2	340.3

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three and nine months ended September 30, 2011 and 2010, as well as a schedule of total debt and net debt as of September 30, 2011 and December 31, 2010, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas President and Chief Executive Officer David Passman stated, “Carmike achieved a continuation of the positive operating momentum we established in Q2, posting our second consecutive eight percent year-over-year increase in quarterly per-screen attendance, well ahead of the domestic industry. The increase in attendance contributed to a 5.6% increase in our box office and 14.4% increase in concessions and other revenue for Q3 2011 compared with the same quarter of the prior year. In addition, we extended our streak of year-over-year per-cap concessions and other revenue increases to a seventh consecutive quarter.

“We are pleased with our progress in further enhancing and ‘refreshing’ our theatrical circuit which was accomplished by making some necessary capital improvements as well as closing unprofitable theatres and exiting a number of leases. With that in our rearview mirror, we are proactively focusing on growing our circuit and expanding Carmike’s Small-Town America footprint.

“During the third quarter, we made numerous announcements on that front, including the acquisition of the MNM circuit with 40 screens based in the Atlanta, GA area, which closed on October 21. We recently announced two new entertainment complexes with openings slated for summer 2012. One facility (located at the Grand Boulevard complex in Sandestin, FL) will include a Carmike Big D large format digital experience screen and our second Ovation Club VIP dining auditorium. The other new theatre (based in The Village at Myrtle Grove in Wilmington, NC) will include a Big D auditorium.

“In Q3, we opened Big D large format screens at three additional theatres, the Shiloh 14 in Billings, MT, the Carmike 14 in Tyler, TX and the Wynnsong 11 in Savannah, GA. We also just completed expanding our Missoula, MT Carmike 10 theatre from a 10-plex to a 12-screen complex, including the addition of a new Big D theatre plus a second auditorium featuring a large digital screen.

“We are opening a new 12-plex in West Pottsgrove, PA next week and are also in the final stages of construction on a 12-screen Carmike theatre in Winder, GA expected to open in early 2012. In addition to these and the aforementioned Sandestin and Wilmington sites, we have new-build theatres in various stages of construction set for Maryville, TN and Jacksonville, NC,” concluded Mr. Passman.

THEATRE PERFORMANCE STATISTICS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Average theatres	235	240	236	242
Average screens	2,217	2,244	2,221	2,266
Average attendance per screen (1)	6,013	5,576	16,106	16,252
Average admissions per patron (1)	$6.49	$6.61	$6.51	$6.78
Average concessions/other revenue per patron (1)	$3.57	$3.36	$3.63	$3.44
Total attendance (in thousands) (1)	13,332	12,511	35,776	36,831
Total operating revenues (in thousands)	$133,984	$123,451	$362,103	$372,775

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Admissions revenue for Q3 2011 increased to $86.4 million from $81.9 million for Q3 2010. Q3 admissions per patron declined 1.8 percent to $6.49, primarily as a result of increased discounts and promotional activities during the period, versus the corresponding year-ago quarter. Concessions and other revenue increased from $41.6 million in Q3 2010 to $47.5 million in Q3 2011. Average concession and other revenues per patron rose 6.3 percent to $3.57, compared to Q3 ‘10.

Carmike Cinemas Chief Financial Officer Richard Hare stated, “During the three-month period, film exhibition costs improved 60 basis points to 54.6 percent of admissions revenues, down from 55.2 percent in the year-earlier quarter. Other theatre operating costs declined 0.7 percent to $54.5 million, versus $54.9 million in the year-ago period. Decreases in repairs and maintenance costs and insurance expenditures were the main drivers of the year-over-year decline in other theatre operating costs. General and administrative expenses were $4.5 million, compared to $4.4 million in the 2010 third quarter.

“Carmike’s Q3 interest expense fell 8.4 percent to $8.1 million, primarily as a result of the Company’s lower outstanding debt balance given our voluntary prepayments over the trailing twelve-month period, including $25 million during the first half of 2011.

“Income tax expense for Q3 2011 was $3.9 million compared with an income tax benefit of $2.4 million in the year ago quarter. The current quarter expense was primarily attributable to our receipt of $30 million from Screenvision in early 2011. Excluding this charge, basic and diluted earnings per share for the quarter would have been significantly higher.

“Additionally, our Screenvision profits interest contributed to our bottom line performance during Q3 2011,” Mr. Hare concluded.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net income (loss) plus impairment of long-lived assets, loss on extinguishment of debt, write-off of note receivable, severance agreement charges and sales and use tax audit assessment. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net income (loss) plus income tax expense (benefit), interest expense and depreciation and amortization. Adjusted EBITDA is defined as net income (loss) plus income tax expense (benefit), interest expense, depreciation and amortization, (income) loss from unconsolidated subsidiaries, (income) loss from discontinued operations, loss on extinguishment of debt, sales and use tax audit assessment, severance agreement charges, (gain) loss on sale of property and equipment, write-off of note receivable and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of September 30, 2011, Carmike had 235 theatres with 2,215 screens in 36 states. Carmike’s digital cinema footprint reached 2,089 screens, including 208 theatres with 726 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding acquisitions, additional theatre locations and the Company’s strategies and operating goals. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Joseph Jaffoni Jaffoni& Collins – Investor Relations 212/835-8500 or ckec@jcir.com	Richard B. Hare Chief Financial Officer 706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Admissions	$86,441	$81,884	$232,653	$247,437
Concessions and other	47,543	41,567	129,450	125,338

Total operating revenues	133,984	123,451	362,103	372,775

Operating costs and expenses:
Film exhibition costs	47,182	45,240	126,140	138,881
Concession costs	5,716	4,704	14,958	13,721
Other theatre operating costs	54,491	54,907	153,484	160,906
General and administrative expenses	4,458	4,365	13,687	13,669
Severance agreement charges	—	—	845	—
Depreciation and amortization	8,260	7,947	23,948	23,857
Loss (gain) on sale of property and equipment	47	(658)	108	(649)
Write-off of note receivable	—	—	750	—
Impairment of long-lived assets	18	220	1,342	3,832

Total operating costs and expenses	120,172	116,725	335,262	354,217

Operating income	13,812	6,726	26,841	18,558
Interest expense	8,050	8,786	25,833	27,451
Loss on extinguishment of debt	—	5	—	2,573

Income (loss) from continuing operations before income tax and income from unconsolidated affiliates	5,762	(2,065)	1,008	(11,466)
Income tax expense (benefit)	3,939	(2,441)	11,255	(1,988)
Income from unconsolidated subsidiaries	1,291	—	987	—

Income (loss) from continuing operations	3,114	376	(9,260)	(9,478)
Income (loss) from discontinued operations	(24)	154	(165)	43

Net income (loss)	$3,090	$530	$(9,425)	$(9,435)

Weighted average shares outstanding:
Basic	12,823	12,779	12,801	12,740
Diluted	12,849	12,794	12,801	12,740

Net income (loss) per common share (Basic and Diluted):
Income (loss) from continuing operations	$0.24	$0.03	$(0.72)	$(0.74)
Income (loss) from discontinued operations, net of tax	—	0.01	(0.01)	—

Net income (loss) per common share	$0.24	$0.04	$(0.73)	$(0.74)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$3,090	$530	$(9,425)	$(9,435)
Income tax expense (benefit)	3,939	(2,441)	11,255	(1,988)
Interest expense	8,050	8,786	25,833	27,451
Depreciation and amortization	8,260	7,947	23,948	23,857

EBITDA	$23,339	$14,822	$51,611	$39,885
(Income) loss from unconsolidated subsidiaries	(1,291)	—	(987)	—
(Income) loss from discontinued operations	24	(154)	165	(43)
Loss on extinguishment of debt	—	5	—	2,573
Sales and use tax audit assessment	—	—	—	1,000
Severance agreement charges	—	—	845	—
(Gain) loss on sale of property and equipment	47	(658)	108	(649)
Write-off of note receivable	—	—	750	—
Impairment of long-lived assets	18	220	1,342	3,832

Adjusted EBITDA	$22,137	$14,235	$53,834	$46,598

General and administrative expenses	4,458	4,365	13,687	13,669

Theatre level cash flow	$26,595	$18,600	$67,521	$60,267

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Sept. 30, 2011	Dec. 31, 2010
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,007	$4,240
Long-term debt, less current maturities	207,153	233,092
Capital leases and long-term financing obligations, less current maturities	115,022	116,036

Total debt	$326,182	$353,368
Less cash and cash equivalents	(18,999)	(13,066)

Net debt	$307,183	$340,302

ADJUSTED NET INCOME (LOSS) (Unaudited)

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income (loss)	$3,090	$530	$(9,425)	$(9,435)
Impairment of long-lived assets	18	220	1,342	3,832
Loss on extinguishment of debt	—	5	—	2,573
Write-off of note receivable	—	—	750	—
Severance agreement charges	—	—	845	—
Sales and use tax audit assessment	—	—	—	1,000

Adjusted net income (loss)	$3,108	$755	$(6,488)	$(2,030)

# # #